EXHIBIT 99

FOR IMMEDIATE RELEASE

Contact:

Judy Wawroski
Vice President
International Bancshares Corporation
(956) 722-7611 (Laredo)

INTERNATIONAL BANCSHARES CORPORATION ANNOUNCES

CASH DIVIDEND AND STOCK REPURCHASE PROGRAM

LAREDO, TX, April 14, 2009 - International Bancshares Corporation (“IBC”), one of the largest independent bank holding companies in Texas, today announced that on April 9, 2009, the Board of Directors approved the declaration of a 17 cents per share cash dividend for shareholders of record as of the close of business on April 27, 2009, payable on May 11, 2009.  The Board of Directors also established a stock repurchase program that authorizes the repurchase of up to $40 million of common stock within the next twelve months, which repurchase cap the Board is inclined to increase over time.

The Board of Directors determined that the best use of the Company’s dividend resources is to pay a portion of these funds to its shareholders in the form of a traditional cash dividend and to use the balance of the funds to repurchase common stock in the open market.  The repurchase of common stock at prices well below historical trading levels and/or book value will be extremely beneficial as it will serve as a value transfer to the Company’s remaining shareholders.  Also, while the Company has historically paid semi-annual cash dividends, the Board may decide to pay quarterly cash dividends in the future in conjunction with the stock repurchase program.

“Based on current market prices, we believe our common stock is undervalued and that the stock offers a tremendous investment opportunity that will greatly enhance shareholder value” said Dennis E. Nixon, Chairman and President of IBC.

The Company terminated its stock repurchase program on December 19, 2008, in connection with participating in the Treasury Department’s Capital Purchase Program.  On April 7, 2009, the Company gained consent from Treasury to pay quarterly dividends and to use the regular dividend funds to repurchase common stock. The IBC Board will determine at a later date whether a more frequent dividend program and expanded repurchase program are warranted and beneficial to the shareholders.

Nixon further commented, “the Board of Directors and management have complete confidence in the future of IBC and are prepared to support the interests of our shareholders to the fullest extent possible.”

The repurchases will be made in the open market at prevailing market prices and in privately negotiated transactions, and may be made from time to time or in one or more larger repurchases.  The program will be conducted in compliance with applicable legal requirements and shall be subject to market conditions and other factors.  The repurchase program does not obligate IBC to acquire any particular amount of common stock and the program may be modified at any time at the Company’s discretion.  Shares repurchased in this program will be held in treasury for reissue for various corporate purposes.  The Company currently has approximately $234 million invested in treasury stock.

While the IBC Board is inclined to continue to declare regular cash dividends, any declaration of future cash dividends will depend upon IBC’s financial position, acquisition opportunities, and general business conditions at the time.

IBC (NASDAQ: IBOC) is a $12.4 billion multi-bank financial holding company headquartered in Laredo, Texas, with over 265 facilities and over 420 ATMs serving more than 101 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release including, but not limited to, any statements relating to: the timing and extent of any stock repurchases; investments of available funds; and expectations of long-term growth, are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Among other things, sufficient shares may not be available at appropriate prices, alternative uses may develop for the Company’s funds, and market and other conditions may change.  These factors are not intended to be a comprehensive list of applicable risks and uncertainties.  Additional information regarding these and other factors can be found in IBC’s filings with the Securities and Exchange Commission.   In providing forward-looking statements, the Company expressly disclaims any obligation to update publicly or otherwise these statements, whether as a result of new information, future events or otherwise.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml or IBC’s website at http://www.ibc.com.